Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASED SALES AND EARNINGS FOR ITS FIRST QUARTER 2019

Ocala, FL…March 8, 2019 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced increased sales and earnings for its first quarter ended February 2, 2019. Sales for the first quarter of 2019 were up 14% to $11,039,774 as compared to $9,645,818 recorded in the first quarter of 2018. Income from operations for the first quarter of 2019 was up 63% to $1,771,831 versus $1,090,157 in the same period a year ago. Net income after taxes was $1,535,806 as compared to $1,016,236 for the same period last year. Diluted earnings per share for the first quarter of 2019 were $0.40 per share compared to $0.25 per share last year.

Nobility’s financial position during the first quarter 2019 remains very strong with cash and cash equivalents, certificates of deposit and short term investments of $34,607,512 and no outstanding debt. Working capital is $39,500,850 and our ratio of current assets to current liabilities is 6.4:1. Stockholders’ equity is $50,586,516 and the book value per share of common stock increased to $13.06.

The Board of Directors declared a one-time cash dividend of $1.00 per common share for fiscal year 2018. The cash dividend is payable on March 29, 2019 to stockholders of record as of March 15, 2019. Nobility Homes has distributed one-time cash dividends of $.15 and $.20 in fiscal years ending 2016 and 2017, respectively.

The Company has no defined dividend policy. The Board of Directors maintains the authority to declare distributions at their discretion. The Board performs a thorough and extensive evaluation of the Company’s balance sheet, cash flow, operating performance, and future earnings prospects when considering the declaration of any common dividend.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. continues to improve. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2018 through January 2019 were up approximately 40% from the same period last year. Constrained consumer credit and the lack of lenders in our industry, partly as a result of an increase in government regulations, still affects our results by limiting many affordable manufactured housing buyers from purchasing homes. However, recent legislation may help improve this situation in the future.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations. We are pleased that the Board of Directors has chosen to share our Company’s success with its shareholders in the form of another annual cash dividend.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country”.

On June 5, 2019 the Company will celebrated its 52nd anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers, an insurance agency subsidiary, and an investment in a retirement manufactured home community, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	February 2, 2019	November 3, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,018,644	$28,364,861
Certificates of deposit	6,067,641	6,034,093
Short-term investments	521,227	537,767
Accounts receivable - trade	1,903,558	1,783,073
Note receivable	46,444	46,444
Mortgage notes receivable	16,161	15,664
Inventories	8,043,359	7,270,550
Pre-owned homes, net	878,741	933,640
Prepaid expenses and other current assets	1,334,793	1,090,152

Total current assets	46,830,568	46,076,244
Property, plant and equipment, net	4,919,197	4,763,566
Pre-owned homes, net	412,126	473,191
Note receivable, less current portion	35,426	46,265
Mortgage notes receivable, less current portion	235,373	236,402
Other investments	1,590,690	1,571,166
Property held for sale	213,437	213,437
Deferred income taxes	40,156	40,156
Cash surrender value of life insurance	3,482,974	3,437,974
Other assets	156,287	156,287

Total assets	$57,916,234	$57,014,688

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,038,014	$1,085,095
Accrued compensation	504,818	869,657
Accrued expenses and other current liabilities	1,395,877	1,349,381
Income taxes payable	521,184	579,786
Customer deposits	3,869,825	4,064,268

Total current liabilities	7,329,718	7,948,187

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,873,731 outstanding	536,491	536,491
Additional paid in capital	10,671,598	10,670,848
Retained earnings	51,888,351	50,352,546
Accumulated other comprehensive income	373,867	390,407
Less treasury stock at cost, 1,491,176 shares in 2019 and 2018, respectively	(12,883,791)	(12,883,791)

Total stockholders’ equity	50,586,516	49,066,501

Total liabilities and stockholders’ equity	$57,916,234	$57,014,688

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	February 2, 2019	February 3, 2018
Net sales	$11,039,774	$9,645,818
Cost of goods sold	(8,070,771)	(7,428,879)

Gross profit	2,969,003	2,216,939
Selling, general and administrative expenses	(1,197,172)	(1,126,782)

Operating income	1,771,831	1,090,157

Other income:
Interest income	152,443	35,937
Undistributed earnings in joint venture - Majestic 21	19,524	23,049
Proceeds received under escrow agreement	104,488	—
Miscellaneous	8,918	5,734

Total other income	285,373	64,720

Income before provision for income taxes	2,057,204	1,154,877
Income tax expense	(521,398)	(138,641)

Net income	1,535,806	1,016,236
Other comprehensive (loss) income
Unrealized investment (loss) gain, net of tax effect	(16,540)	22,347

Comprehensive income	$1,519,266	$1,038,583

Weighed average number of shares outstanding:
Basic	3,873,731	3,997,371
Diluted	3,875,952	3,999,202
Net income per share:
Basic	$0.40	$0.25
Diluted	$0.40	$0.25